SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

October 20, 2014

COLUMBIA BANKING SYSTEM, INC.

(Exact name of registrant as specified in its charter)

Washington
(State or other jurisdiction of incorporation)

0-20288		91-1422237
(Commission File Number)		IRS Employer Identification No.

1301 A Street

Tacoma, WA 98402

(Address of principal executive offices) (zip code)

Registrant’s telephone number, including area code: (253) 305-1900

(Former Name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act of (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act of (17 CFR 240.13e-4(c))

Item 8.01.	Other Events

On October 20, 2014, Columbia Banking System, Inc. (“Columbia”) and Intermountain Community Bancorp (“Intermountain”) issued a joint press release announcing the election deadline of October 27, 2014 for Intermountain shareholders to elect to receive the form of consideration with respect to the proposed merger of Intermountain with and into Columbia. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits.

99.1	Joint Press Release issued October 20, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 20, 2014	COLUMBIA BANKING SYSTEM, INC.

	By:	/s/ Melanie J. Dressel
Melanie J. Dressel
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Joint Press Release dated October 20, 2014